Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Postponement of

Special Meeting of Stockholders Until May 30, 2023 at 11:30 a.m. EDT

New York – May 25, 2023 – OceanTech Acquisitions I Corp. (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTECU / OTECW), a special purpose acquisition company, previously filed a definitive proxy statement / final prospectus with respect to a special meeting of its stockholders to be held on Friday, May 26, 2023 at 1:00 p.m. EDT (the “Special Meeting”) to vote on, among other things, a proposal to approve an amendment to OceanTech’s amended and restated certificate of incorporation to extend the date by which OceanTech must consummate its initial business combination from June 2, 2023 by up to twelve (12) one-month extensions through June 2, 2024, or such earlier date as determined by OceanTech’s board of directors.

The Company is announcing that, immediately after the Special Meeting is convened, the Special Meeting will be adjourned OceanTech has determined to postpone the Special Meeting until 11:30 a.m. EDT on Tuesday, May 30, 2023 (as reconvened, the “Reconvened Special Meeting”).

The record date will remain the same, and stockholders of record as of the record date will continue to be entitled to vote at the Reconvened Special Meeting. Stockholders who have previously cast their votes do not need to vote again. Stockholders of record on the record date may virtually attend the Reconvened Special Meeting, including to vote and/or submit questions during the Reconvened Special Meeting. Prior to and during the pendency of the Reconvened Special Meeting, stockholders holding shares as of the record date, who have not yet voted, are encouraged to vote by Internet prior to 11:59 p.m., EDT, on May 29, 2023.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com